Exhibit 99.1

FREIT Closes on Sale of Franklin Crossing Shopping Center

HACKENSACK, NJ, July 9, 2026 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT”) is pleased to announce the successful completion of the sale of its Franklin Crossing shopping center in Franklin Lakes, New Jersey, for an agreed-upon purchase price of $27,000,000.

The transaction generated net proceeds of approximately $25,400,000 at closing, along with a net gain of approximately $19,500,000.

The completion of this transaction reflects FREIT’s ongoing commitment to maximizing asset value, executing its business strategy, and creating value for stockholders.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties is located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400.

Visit us on the web: www.freitnj.com